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                     August 21, 2023

       Matt J. Chambless
       Chief Financial Officer
       Computer Programs & Systems, Inc.
       54 St. Emanuel Street
       Mobile, Alabama 36602

                                                        Re: Computer Programs &
Systems, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 16,
2023
                                                            File No. 000-49796

       Dear Matt J. Chambless:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology